EXECUTION COPY


           SUPPLEMENT TO THE EQUITY PURCHASE AND COMMITMENT AGREEMENT
           ----------------------------------------------------------


          THIS SUPPLEMENT TO THE EQUITY PURCHASE AND COMMITMENT AGREEMENT (this "Supplement"), dated as of January 18, 2007, is made by and among A-D Acquisition Holdings, LLC, a limited liability company formed under the laws of the State of Delaware ("ADAH"), Harbinger Del-Auto Investment Company, Ltd., an exempted company incorporated in the Cayman Islands ("Harbinger"), Dolce Investments LLC ("Dolce"), a limited liability company formed under the laws of the State of Delaware, Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation ("Merrill"), UBS Securities LLC, a Delaware limited liability company ("UBS"), and Delphi Corporation, a Delaware corporation (as a debtor-in-possession and a reorganized debtor, as applicable, the "Company"). ADAH, Harbinger, Dolce, Merrill and UBS are each individually referred to herein as an "Investor" and collectively as the "Investors". Capitalized terms used and not defined in this Supplement have the meanings assigned thereto in the EPCA (as defined below).

          WHEREAS, the Company and certain of its subsidiaries and affiliates (the "Debtors") commenced jointly administered cases (the "Chapter 11 Cases") under United States Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330, as amended and in effect on October 8, 2005 (the "Bankruptcy Code") in the United States Bankruptcy Court for the Southern District of New York (the "Bankruptcy Court");

          WHEREAS, the Company and the Investors have entered into an Equity Purchase and Commitment Agreement (the "EPCA") dated as of even date herewith;

          WHEREAS, on the terms and subject to the conditions contained in this Supplement, the Company and the Investors agree to implement the provisions set forth herein with respect to the EPCA; and

          WHEREAS, the Debtors, the Investors and General Motors Corporation have entered into an amendment and supplement to the Plan Framework Support Agreement, dated as of January __, 2007 (the "PSA Supplement").

          NOW, THEREFORE, in consideration of the mutual promises, agreements, representations, warranties and covenants contained herein, each of the parties hereto hereby agrees as follows:

1.   Amendment and Supplement of EPCA.
     ---------------------------------

     So long as the official committee of unsecured creditors appointed on October 17, 2005 in the Chapter 11 Cases (the "Creditors' Committee") shall support the implementation of the EPCA, the PSA, and each of the transactions contemplated by the EPCA and the PSA, the EPCA shall be amended and supplemented by the provisions set forth below; provided, that if the Creditors' Committee, in the exercise of its fiduciary duties, shall subsequently withdraw, qualify or modify in a manner adverse to the Investors (or resolve to do any of the foregoing) its support for the implementation of the EPCA, the PSA, or any of the transactions contemplated by the EPCA or the PSA, or shall have approved or recommended any competing or other transaction inconsistent with the EPCA or the PSA, this Supplement shall terminate and shall be of no further force or effect and as a result, all additions contained in this Supplement shall be deleted, all deletions resulting from this Supplement shall be reinserted and the EPCA will remain in full force and effect as if this Supplement had never existed (a "Withdrawal of Support"); provided, that if the Creditors' Committee (a) objects in any pleading to (i) any of the terms of any Plan Document (as such term in defined in the PSA) solely on the basis of comments provided by such committee pursuant to Section 2.1 of the PSA Supplement, but rejected by the Debtors or the Investors or (ii) the position that the Debtors, any Investor or any other party takes as to the appropriate rate of interest on Trade and Other Unsecured Claims (as defined in the PSA) as permitted by Section 6.3 of the PSA as amended by the PSA Supplement, or (b) unsuccessfully seeks the termination of the EPCA pursuant to Section 2(h) below, then in each such case such objection or action shall not be considered a Withdrawal of Support for the purposes of this Supplement.

2.   Amended and Supplemented Provisions of EPCA.
     --------------------------------------------

     On the terms and subject to the conditions set forth in Section 1:

     (a) In Section 2(j) of the EPCA, after the words "to the extent incurred on or before" shall be added "the first to occur of the date on which this Agreement terminates in accordance with its terms and".

     (b) At the end of the first sentence of Section 5(t) of the EPCA, the following provision shall be added:

         "; provided, that if the Company delivers to ADAH and Dolce definitive term sheets for such proposed debt financing that have been approved by the Company's board of directors and executed by the banks or other financing sources providing such debt financing reflecting then-prevailing market terms with respect to the applicable interest rate, redemption provisions and fees (a "Company Financing Proposal"), then each of ADAH and Dolce shall inform the Company in writing (a "Financing Notice") whether or not the Company Financing Proposal is acceptable to it within five (5) Business Days of its receipt of the definitive term sheets for such Company Financing Proposal. If after the Company delivers to ADAH and Dolce a Company Financing Proposal either ADAH or Dolce fails to deliver a Financing Notice within five
         (5) Business Days or each of the following circumstances occurs, then the Company may terminate this Agreement and the transactions contemplated hereby may be abandoned: (x) either ADAH or Dolce delivers a Financing Notice in which it does not approve the Company Financing Proposal, (y) ADAH and Dolce do not present to the Company, within 30 days of the delivery of the Financing Notice by each of ADAH and Dolce (the "Financing Decision Date"), an alternative written expression of interest to provide the Debt Financing on terms more favorable to the Company than the Company Financing Proposal (a "Preferred Debt Financing") and (z) ADAH and Dolce do not provide to the Company commitment letters executed by the banks or other financing sources providing such Preferred Debt Financing within 60 days of the Financing Decision Date. Delphi shall use its reasonable best efforts to implement any Preferred Debt Financing and to fulfill its other obligations pursuant to this Section 5(t)."

         Schedule I to the EPCA shall be amended to include the defined terms in the above-referenced provision.

     (c) At the end of the proviso in Section 8(c)(v)(B) of the EPCA but immediately preceding the parenthetical containing the definition of "Amended and Restated Constituent Documents", the following provision shall be added:

         "and provided, further, that any transaction between GMAC and the Company and/or any of its Subsidiaries shall not be subject to the exclusion of the immediately preceding proviso".

     (d) The word "or" at the end of Section 12(f)(ii) shall be deleted, the period at the end of Section 12(f)(iii) shall be replaced with "; and" immediately following Section 12(f)(iii) a new Section 12(f)(iv) shall be added as follows:

         "in accordance with Section 5(t)."

     (e) At the end of the second paragraph under the heading "Conversion of Series A Preferred Stock into Class B Preferred Stock" in the Preferred Term Sheet, the following provision shall be added:

         "The direct or indirect transfer of ownership interests in any Permitted Holder that owns shares of Series A Preferred Stock such that such Permitted Holder ceases to be an Affiliate of Cerberus or Appaloosa shall constitute a transfer of such Series A Preferred Stock to a person other than a Permitted Holder for the purposes of this provision."

     (f) At the end of the third paragraph under the heading "Governance - Board of Directors" in the Preferred Term Sheet, the following provision shall be added:

         "A mechanism agreed among the Investors and Delphi shall be implemented providing for the resignation and replacement of the directors selected by the holders of the Series A Preferred Stock after the conversion of all Series A Preferred Stock into Series B Preferred Stock."

     (g) In the fifth paragraph under the heading "Governance - Voting Rights" in the Preferred Term Sheet, the following provision shall be added immediately after the parenthetical "(or a preferred security of equivalent economic value)":

         ", such fair market value shall not reflect the value of the governance rights attributable to the Series A Preferred Stock,".

     (h) In the event that the Debtors and the Plan Investors agree to (i) substantive and material changes in the overall deal as set forth in the Investment Agreement and the PSA after the date of the Initial Approval Order, (ii) Flow-Through Claims (as defined in Section 6.4 of the PSA) other than claims arising out of or resulting from customer claims and environmental claims, or (iii) any alternative treatment of securities claims from estate assets other than available insurance, any of which would have a material adverse effect on the economics of the recovery of general unsecured creditors under the plan of reorganization to be funded through the EPCA, the Creditors' Committee shall have the right to seek termination of the EPCA by the Bankruptcy Court by establishing by a preponderance of the evidence that there has been a material adverse effect on the economics of the recovery to general unsecured creditors under the plan of reorganization to be funded through the EPCA as a result of such actions.

3. Effectiveness. This Supplement shall become effective (the "Effective Date") immediately upon its execution by the parties hereto. Subject to
     Section 1, on and after the Effective Date, each reference in the EPCA to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the EPCA, and each reference in the PSA to the "EPCA", "thereunder", "thereof" or words of like import referring to the EPCA shall mean and be a reference to the EPCA as amended and supplemented by this Supplement. This Supplement shall operate as an amendment of the provisions of the EPCA referred to specifically herein. Except as specifically amended or supplemented by this Supplement and as set forth in the preceding sentence, the EPCA shall remain in full force and effect and are hereby ratified and confirmed.

4. Assignment. Neither this Supplement nor any of the rights, interests or obligations under this Supplement will be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties, except in accordance with Section 14 of the EPCA.

5. Third Party Beneficiaries. Except as otherwise provided in the EPCA, this Supplement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Supplement.

6. Prior Negotiations; Entire Agreement. This Supplement (including the documents and instruments referred to in this Supplement) constitutes the entire agreement of the parties with respect to the subject matter of this Supplement and supersedes all prior agreements, arrangements or understandings, whether written or oral, among the parties.

7. Miscellaneous Provisions. The provisions of Sections 14, 16, 17, 18 and 20 of the EPCA shall apply to this Supplement.


                            [Signature Page Follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.


                                     DELPHI CORPORATION


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     A-D ACQUISITION HOLDINGS, LLC


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     HARBINGER DEL-AUTO INVESTMENT COMPANY, LTD.


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     DOLCE INVESTMENTS LLC

                                     By: Cerberus Capital Management L.P.,
                                         its Managing Member


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     MERRILL LYNCH, PIERCE, FENNER & SMITH
                                     INCORPORATED


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


                                     UBS SECURITIES LLC


                                     By:
                                         ------------------------------------
                                         Name:
                                         Title:


                                     By:
                                         ---------------------------------------
                                         Name:
                                         Title:


SK 03773 0003 740122
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